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                                                                March 12, 1997
Mr. Steven F. X. Murphy
5023 Reno Road N.W.
Washington, DC  20008


Dear Steve:


I am pleased to offer you the position of Vice President - Sales and Marketing with Applied Digital Access, Inc., reporting to me. Everyone at ADA is enthusiastic about you joining the ADA team as a regular full-time employee.

Your compensation will be $6,250.00, paid semimonthly (equivalent to $150,000.00 annualized). In addition, you will receive the other benefits afforded to all regular full-time employees of ADA. These include two weeks paid vacation, partially paid health insurance coverage through participation in ADA's Section 125 Cafeteria Plan, the opportunity to participate in a 401(k) plan, and the opportunity to participate in ADA's Stock Purchase Plan.

As Vice President - Sales and Marketing, you will be an officer of the Company and will participate in the Management Team Incentive Compensation Plan. The Sales Management Incentive Compensation portion of the Plan provides for incentive compensation of up to $125,000 at plan, and up to $175,000 at 110% of plan as approved by the Compensation Committee of the Board of Directors. The incentive compensation is earned depending on actual performance against company and business unit objectives as described in the attached compensation plan summary. You will be entitled to draw up to $50,000 of this incentive compensation semimonthly. In the unlikely event of you not earning the amount you actually draw, at the discretion of the Compensation Committee, you may be required to refund to the company amounts drawn which are greater than your earnings under the plan.

As a key part of your compensation package, I will recommend to the Board of Directors that you be granted an option to purchase 75,000 shares of ADA common stock in accordance with ADA's Incentive Stock Option Plan. This stock will vest over a four-year period, with one-fourth fully vested at the end of your first twelve months of employment at ADA and the remainder vesting monthly thereafter. The exercise price of shares granted under ADA's Incentive Stock Option Plan will be the closing price of ADA stock on the NASDAQ exchange on the day your option is granted by ADA's Board of Directors.

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To assist you in relocating to San Diego, we will provide reimbursement for up to $50,000 for documented and reasonable relocation and interim living expenses as incurred. This amount will be subject to Federal and State withholding regulations. We will reimburse you for those taxes to be paid up to a maximum of $20,000. If you voluntarily leave ADA before the end of two years from your date of hire, this relocation assistance will be deemed subject to prorated repayment based on the number of months you work at ADA.

Employment with Applied Digital Access is not for a specific term and can be terminated by you or by ADA at any time for any reason, with or without cause, and with or without prior notice. Any contrary representations which may have been made to you are superseded by this offer. No person affiliated with ADA has the authority to enter into any verbal agreement to change the at will nature of your employment. Longevity of employment, promotions, pay raises, bonuses, and positive performance evaluations will not change the at-will status of your employment with ADA. Any modification to this at-will term of your employment must be expressed in writing and signed by you and by me.

In the event your employment is terminated by the company for any reason other than Cause (as defined below), you will be entitled to a continuation of base salary (less applicable taxes, other required withholdings and any amount owed by you to the company) for a period of three months from the date of termination, such three month period to be known as the severance term. Severance payments shall be payable in equal installments monthly commencing one month after the date of termination. The Company's obligation to make severance payments will terminate upon the earlier of (1) the date three months after termination of employment or (2) the date on which you commence employment with another employer. During the severance term, you will continue to be treated as a company employee for purposes of all company provided employee benefits, other than incentive compensation, bonus, profit sharing or similar plans, stock option vesting and vacation eligibility.

In the event your employment is terminated by the company for any reason other than Cause, you also will be entitled to be paid, at the same time such payments are made to other officers of the Company, your pro rata share for any bonus or profit sharing plans in which you participated for the portion of the year that you remained employed by the Company to the extent not inconsistent with the terms of any such plan.

In the event your employment is terminated by the company for any reason other than Cause, you will be relieved of your obligation to repay relocation expenses to the company, and to repay any draw that is in excess of earned amounts, up to the date of your termination.

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For these purposes, "Cause" means:

(i) failure by you to substantially perform your duties herein, other than failure resulting from complete or partial incapacity due to physical or mental illness or impairment,
(ii) an act by you which constitutes misconduct and/or which is injurious to the company, or
(iii) a violation of federal or state laws or regulation applicable to the business of the Company, or
(iv) any violation of the Company's Proprietary Information and Inventions Agreement.

ADA is committed to a drug-free workplace and has a zero-tolerance drug policy. Illegal possession or use of drugs of any kind, at any time, on or off company premises within or outside of working hours may result in immediate dismissal.

Smoking is not permitted on company property or at any company off-premises events.

This offer is contingent on your executing the enclosed Proprietary Information and Inventions Agreement and providing ADA with the legally required proof of your identity and authorization to work in the United States.

Please sign both copies of this letter, retain one copy for your files, and return the second copy to us as soon as possible. Everyone is delighted to
have you join our team.   I look forward to working with you, and to enjoying
the success our team will realize together.

                                   Very truly yours,


                                   /s/ Peter P. Savage
                                   -----------------------------
                                   Peter P. Savage
                                   President and CEO

Please indicate your acceptance of this offer by signing below:

  My first day of employment will be March 31, 1997.

  Accepted /s/ Steven F. X. Murphy           Date 3/17/97
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               Steven F. X. Murphy